Exhibit 99.1

Team Inc. Announces Agreement to Purchase Field Heat Treating Company

    ALVIN, Texas--(BUSINESS WIRE)--April 2, 2004--Team Inc. (AMEX:TMI) announced today that it has signed an agreement to purchase the outstanding capital stock of Thermal Solutions Inc. (TSI), one of the leading providers of field heat treating services in the U.S. for approximately $10.5 million. The transaction, which is subject to customary due diligence and various approvals, is expected to close during the fourth quarter of Team's fiscal year ending May 31, 2004. In calendar 2003, TSI had revenues of about $15 million. The purchase consideration will be approximately 70% cash and 30% TMI common stock.
    "We are very pleased that Thermal Solutions and its outstanding organization will be joining the Team industrial service network," said Phil Hawk, Team's chairman and CEO. "Field heat treating is a natural complement to Team's current portfolio of industrial services. This addition expands the breadth of our service opportunity with current customers and provides additional market presence to Team in several specific customer and geographic areas."
    TSI has grown rapidly since its founding in 1997 and now has about a 12% share in this $130 million domestic market. TSI, a privately-held company headquartered in Denver, currently operates from 14 branch offices, with greater concentration in the western U.S. "We believe that Team's resources will enable TSI to continue to grow at a sustained or even accelerated growth rate," said Hawk. Team's information and financial systems will support continued expansion of the network, enabling the experienced TSI management team to remain focused on business development and outstanding field service. Access to Team's network of 40 branch service locations and its extensive commercial presence throughout the U.S. will also create new growth opportunities for this business. Thermal Solutions' entire management group is expected to join Team.
    The management of Team Inc. will host a conference call today, April 2, 2004, at 2:00 p.m. Eastern Time (1:00 p.m. Central) to discuss the TSI acquisition. The call will be broadcast over the Web by VCALL and can be accessed on Team's Web site, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone can dial 888-896-0862 and ask to join the "Team IR" call.
    Team Inc. is a professional, full-service provider of specialty industrial services. Team's current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, NDT inspection, and field valve repair. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Headquartered in Alvin, Texas, the Company operates in over 40 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".
    Any forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in any forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that any forward-looking statements contained herein will occur or that objectives will be achieved.
    For additional information, contact Philip J. Hawk or Ted W. Owen at 281-331-6154.

    CONTACT: Team Inc., Alvin
             Ted W. Owen, 281-331-6154